EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Intraop Medical Corporation


We consent to the incorporation by reference in this registration statement on Form S-8 of Intraop Medical Corporation of our report dated December 14, 2007 relating to the consolidated balance sheet of Intraop Medical Corporation as of September 30, 2007 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years ended September 30, 2007 and September 30, 2006, which report is included in the September 30, 2007 annual report on Form 10-KSB of Intraop Medical Corporation.

/s/   PMB Helin Donovan, LLP
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PMB Helin Donovan, LLP


San Francisco, California

January 11, 2008